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Exhibit 10.2

April 23, 2008

Kevin Boyce

Dear Kevin:

This letter confirms and summarizes Molson Coors Brewing Company's offer of a retention program.

Retention Program

Under the terms of the approved retention program, you will receive (i) a grant of 11,000 restricted stock units to be grated on March 1, 2008, which will vest on the second anniversary of the date of the grant (the "Vesting Date"); (ii) a one time country/golf club initiation fee in an amount not to exceed 15% of your current base salary; and (iii) five weeks of vacation per year. In the event that the Company terminates your employment without cause prior to the Vesting Date, you shall be entitled to receive a payment in an amount equal to two times the sum of your annual salary and target bonus plus all other benefits for a period of two years. In the event your employment is terminated subsequent to the Vesting date, you shall be entitled to receive a payment in an amount equal to two times your annual salary, provided that in the event that such termination is at your election, you provide no less than six months notice of your intention to terminate your employment.

This is a confirmation of the retention agreement and I trust you'll let us know if this has missed anything.

Regards,

/s/ Ralph Hargrow
Ralph Hargrow
 Global Chief People Officer
Molson Coors Brewing Company

I confirm receipt, review and acceptance of the above arrangements.

Signature:	/s/ Kevin Boyce Kevin Boyce	Date:	April 23, 2008

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  Exhibit 10.2